UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for use of the Commission only as permitted by Rule 14a-6(e)(2)
[ ]	Definitive Proxy Statement
[X]	Definitive Additional Material
[ ]	Solicitation Material under §240.14a-12

ALGODON WINES & LUXURY DEVELOPMENT
Group, Inc.

(Name of Registrant as Specified in Its Charter)

Payment of filing fee (Check the appropriate box):

[X]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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5)	Total fee paid:

[ ]	Fee paid with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, of the Form or Schedule and the date of its filing.

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2)	Form, Schedule or Registration Statement No.:

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4)	Date Filed:

August 7, 2018

Dear Stockholder:

You are receiving this letter and the accompanying proxy card from Algodon Wines & Luxury Development Group, Inc. (the “Company”) because you are a stockholder of the Company entitled to vote at the Company’s annual meeting. The Company will be hosting its annual meeting of stockholders on September 12, 2018, at 2:00 p.m. (local time) at 135 Fifth Avenue, 10th Floor, New York, NY 10010.

You are receiving the enclosed proxy statement, annual report and proxy card so you may vote your stock in the Company. The enclosed proxy card may look very similar to a proxy card you recently received in another packet, however, the enclosed card has a different name on it. For example, you may have received a proxy card with the name Jane Smith in the upper left quarter of the proxy card but the enclosed proxy card might read Jane Smith IRA. These names are similar but not the same, as each proxy card represents shares held under a specific name, as registered on the record date. Each of the proxy cards you receive must be filled out completely and signed appropriately in order to be valid. Submitting only one of the proxy cards you have received will result in some of your shares not being voted.

The Company’s 2018 Proxy Statement and accompanying materials are enclosed herein and also are available at http://cstproxy.com/algodongroup/2018.

Sincerely,

/s/ Scott L. Mathis
Chairman of the Board and
Chief Executive Officer